Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Melinda A. Janik

Chief Financial Officer

Tel: +1-585-598-0031

Mark Maring

Investor Relations

Tel: +1-585-598-6874

GateHouse Media Announces First Quarter 2012 Results

First Quarter Highlights

•	Digital revenue increased 33.1% versus the prior year and 30.9% taking into account a change in the Company’s reporting period.

•	As Adjusted EBITDA increased 27.6% versus the prior year to $13.2 million.

•	Total revenues for the first quarter were $120.0 million, up 0.2% from the prior year and down 1.7% after taking into account a change in the Company’s reporting period.

•

Operating costs and SG&A expense totaled $107.6 million in the first quarter, a decrease of $3.1 million or 2.8% from the prior year. Adjusting for one-time items and a change in the Company’s reporting period, Operating costs and SG&A expenses declined 4.4% from the prior year.

•	Levered Free Cash Flow per share was ($0.3) versus ($0.4) for the prior year.

•	Excess cash flow payment of $4.6 million was made on long-term debt in March.

FAIRPORT, N.Y. May 3, 2012 - GateHouse Media, Inc. (the “Company” or “GateHouse Media”) (OTC Pink Sheets: GHSE), a leading multi-media company providing news and information to local communities, today reported financial results for the first quarter ended April 1, 2012. Total revenues were $120.0 million, an increase of 0.2%. On a same reporting period basis total revenues declined 1.7% compared to the prior year and As Adjusted EBITDA was $13.2 million, an increase of 27.6% compared to the prior year.

Change in Reporting Period

The Company moved to a consistent 52 week reporting cycle for all locations during the first quarter of 2011. As a result, the first quarter of 2012 had 5 more days compared to the first quarter of 2011 for approximately 40% of the business. The Company estimated the impact of this change for better comparability year over year in reporting same store results (“same reporting period basis”). The Company estimates that this change did not have a material impact on the comparability of As Adjusted EBITDA year over year.

Commenting on GateHouse Media’s results, Michael E. Reed, Chief Executive Officer of GateHouse Media, said “Our first quarter was our third consecutive quarter of improving trends. We believe that these improving trends reflect the progress we have made under initiatives to transform GateHouse Media to a truly local multi-media company, as well as a slightly more favorable economic environment. We are encouraged by the fact that the improving trends are broad based and span several revenue categories. Our total revenue decline of 1.7% on a same reporting period basis was the best performance we have seen since early 2007. Our total digital revenue grew 30.9% in the first quarter, driven by 22.3% growth in page views, improved pricing and better digital sales productivity from our sales force. We also saw benefits from our pricing initiatives on circulation, leading to our total circulation revenue increase of 1.5%. Local print advertising trends continue to improve as well and were down 7.1% in the first quarter.

“While I am excited about our recent revenue performance, we remain focused on expense controls. We continue to identify and execute on permanent cost reductions, as evidenced by our 4.4% reduction in expenses on a same reporting period basis. The combination of improving revenue trends and expense reductions resulted in a 27.6% increase in As Adjusted EBITDA to $13.2 million, a very good start to the year given this is seasonally our lowest quarter.

“An important component of our strategic plan is to identify, develop and launch new businesses that leverage our core strengths from our GateHouse Ventures division. During the first quarter we invested about $800,000 in these new businesses, which we see as growth opportunities. We were pleased to see several of these new businesses come to market in the first quarter. We officially launched Propel Marketing, an online marketing company that provides digital solutions to small and medium sized businesses and Adhance Media, a private exchange for digital advertising with real time bidding designed to maximize digital revenue for GateHouse. We also made an investment in Find n Save® in the first quarter, a comprehensive newspaper industry online shopping platform. While the overall contributions of these new business initiatives are small today, we believe they can be significant contributors to our growth and profitability in the future.”

First Quarter 2012

Total revenues were $120.0 million for the quarter, an increase of 0.2% compared to the prior year and a decline of 1.7% from the prior year on a same reporting period basis. The same reporting period results were driven by strong digital revenue growth of 30.9% offset by declines in print advertising. The improvement in digital revenue was driven primarily by a 25.5% increase in digital advertising, along with strong growth in our daily deal and digital subscription programs. Total advertising revenue declined 2.8% on a same reporting period basis as growth in digital advertising was more than offset by a 7.1% decline in local print advertising. Classified revenue increased slightly compared to the prior year resulting from strong legal revenue driven by increased foreclosure activity, a significant improvement over the negative trends experienced throughout 2011. Circulation revenue also increased slightly as the benefit of price increases more than offset volume declines.

Total operating and SG&A expenses in the quarter were $107.6 million, down 2.8% compared to the prior year and down 4.4% on a same reporting period basis. The expense declines were primarily from lower compensation.

Operating income for the quarter was $0.6 million, an increase of $4.2 million as compared to the prior year. As Adjusted EBITDA for the quarter was $13.2 million, an increase of $2.9 million or 27.6% from the prior year.

Levered Free Cash Flow for the quarter increased $0.5 million, or 21.4%, to ($1.8) million as compared to ($2.3) million for the prior year. Adjusting for the timing of interest payments due to the Company’s change in reporting period, Levered Free Cash Flow for the quarter increased $2.9 million.

One-time costs incurred and other non-cash expenses in the quarter were $1.8 million, and related primarily to reorganization efforts and initiatives introduced to realize permanent expense reductions.

About GateHouse Media, Inc.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 79 daily publications. GateHouse Media currently serves local audiences of approximately 10 million per week across 21 states through hundreds of community publications and local websites. GateHouse Media is traded in the over-the-counter market under the symbol “GHSE.”

For more information regarding GateHouse Media and to be added to our email distribution list, please visit www.gatehousemedia.com.

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. GateHouse Media defines and uses Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues, and Levered Free Cash Flow, non-GAAP financial measures, as set forth below. The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

The Company defines Adjusted EBITDA as income (loss) from continuing operations before interest, income tax expense (benefit), depreciation and amortization and other non-recurring or non-cash items. The Company defines As Adjusted EBITDA as Adjusted EBITDA before other non-cash items such as non-cash compensation, non-recurring integration and reorganization costs and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines As Adjusted Revenues as total revenues plus revenues of discontinued operations less revenues from non-wholly owned subsidiaries. The Company defines Levered Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes and interest expense, excluding non-wholly owned subsidiaries.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measurements of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. GateHouse Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on its day-to-day operations;

•

Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow provide GateHouse Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure GateHouse Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition, GateHouse Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks and uncertainties, including without limitation, statements relating to progress made by the Company in its integration efforts, growth in revenues and cash flow, on-line revenues, expense reduction efforts and potential acquisition and sale opportunities. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue” or other similar words or expressions. Forward looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the condition of the economy and the credit markets generally, the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt, the Company’s ability to maintain debt covenants, the Company’s ability to successfully grow digital revenues and audience and consumer revenues, the Company’s ability to successfully stabilize print revenues, the ability of the Company to successfully identify and develop new business ventures, the Company’s ability to close on a timely basis upon announced or contemplated transactions, unexpected liabilities arising from any transaction or that the Company will not receive the expected benefits from the transaction, the Company’s ability to generate sufficient cash flow to cover required interest and long-term obligations, the effect of the Company’s indebtedness and long-term obligations on its liquidity, the Company’s ability to integrate acquired assets and businesses, any increases in the price or reduction in the availability of newsprint, seasonal and other fluctuations affecting the Company’s revenues and operating results, any declines in circulation, the Company’s ability to obtain additional capital on terms acceptable to it, the Company’s ability to compete effectively in the local media industry, the Company’s success or failure in pursuing its digital business and related initiatives and strategic realignments and undertakings, increases in health costs, the Company’s vulnerability to economic downturns, regulatory changes or acts of nature in certain geographic areas, increases in competition for skilled personnel, a portion of the Company’s workforce being unionized, departure of key officers, increases in market interest rates, the cost and difficulty of complying with increasing and evolving regulation, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its most recent Annual Report on Form 10-K filed with the SEC under Commission File Number 001-33091. When considering forward-looking statements, readers should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are also cautioned not to place undue reliance on any of these forward-looking statements, which reflect management’s views as of the date of this press release. The factors discussed above and the other factors noted in the Company’s SEC filings could cause actual results to differ significantly from those contained in any forward-looking statement. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements and expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

and Comprehensive Income (Loss)

(In thousands, except share and per share data)

	Three months	Three months
	ended	ended
	April 1,	March 27,
	2012	2011
Revenues:
Advertising	$80,910	$81,596
Circulation	33,117	32,171
Commercial printing and other	5,986	6,051

Total revenues	120,013	119,818
Operating costs and expenses:
Operating costs	69,710	72,346
Selling, general, and administrative	37,842	38,270
Depreciation and amortization	10,552	11,057
Integration and reorganization costs	1,130	1,457
(Gain) loss on sale of assets	(2)	348
Goodwill impairment	216	—

Operating income (loss)	565	(3,660)
Interest expense	14,548	13,780
Amortization of deferred financing costs	340	340
(Gain) loss on derivative instruments	(834)	379
Other income	(8)	(1)

Loss from continuing operations before income taxes	(13,481)	(18,158)
Income tax (benefit) expense	(105)	34

Net loss	(13,376)	(18,192)
Net loss attributable to noncontrolling interest	135	224

Net loss attributable to GateHouse Media	$(13,241)	$(17,968)

Loss per share:
Basic and diluted:
Net loss attributable to GateHouse Media	$(0.23)	$(0.31)
Basic weighted average shares outstanding	58,013,362	57,856,889
Diluted weighted average shares outstanding	58,013,362	57,856,889

Comprehensive loss	$(18,096)	$(10,330)
Comprehensive loss attributable to noncontrolling interest	(135)	(224)

Comprehensive loss attributable to GateHouse Media	$(17,961)	$(10,106)

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	April 1,	Janaury 1,
	2012	2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,751	$19,212
Restricted cash	6,167	6,167
Accounts receivable, net of allowance for doubtful accounts of $2,946 and $2,976 at April 1, 2012 and January 1, 2012, respectively	50,835	59,236
Inventory	6,008	6,017
Prepaid expenses	11,068	15,483
Other current assets	8,413	7,347

Total current assets	106,242	113,462
Property, plant, and equipment, net of accumulated depreciation of $120,936 and $116,780 at April 1, 2012 and January 1, 2012, respectively	126,804	130,937
Goodwill	13,742	13,958
Intangible assets, net of accumulated amortization of $185,366 and $179,327 at April 1, 2012 and January 1, 2012, respectively	240,622	246,661
Deferred financing costs, net	2,634	2,974
Other assets	2,367	1,876
Assets held for sale	934	934

Total assets	$493,345	$510,802

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term liabilities	$988	$1,039
Current portion of long-term debt	—	4,600
Accounts payable	8,289	8,216
Accrued expenses	28,958	27,625
Accrued interest	2,898	2,876
Deferred revenue	27,532	27,171

Total current liabilities	68,665	71,527
Long-term liabilities:
Long-term debt	1,176,638	1,176,638
Long-term liabilities, less current portion	2,660	2,935
Derivative instruments	55,575	51,576
Pension and other postretirement benefit obligations	13,510	13,758

Total liabilities	1,317,048	1,316,434

Stockholders’ deficit:
Common stock, $0.01 par value, 150,000,000 shares authorized at April 1, 2012 and January 1, 2012; 58,313,868 issued, and 58,077,031 outstanding at April 1, 2012 and January 1, 2012	568	568
Additional paid-in capital	831,274	831,249
Accumulated other comprehensive loss	(59,079)	(54,359)
Accumulated deficit	(1,594,355)	(1,581,114)
Treasury stock, at cost, 236,837 shares at April 1, 2012 and January 1, 2012	(310)	(310)

Total GateHouse Media stockholders’ deficit	(821,902)	(803,966)
Noncontrolling Interest	(1,801)	(1,666)

Total stockholders’ deficit	(823,703)	(805,632)

Total liabilities and stockholders’ deficit	$493,345	$510,802

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three months	Three months
	ended	ended
	April 1, 2012	March 27, 2011
Cash flows from operating activities:
Net loss	$(13,376)	$(18,192)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,552	11,057
Amortization of deferred financing costs	340	340
(Gain) loss on derivative instrument	(834)	379
Non-cash compensation expense	25	256
(Gain) loss on sale of assets	(2)	348
Pension and other postretirement benefit obligations	(96)	(9)
Goodwill impairment	216	—
Changes in assets and liabilities:
Accounts receivable, net	8,401	9,185
Inventory	9	28
Prepaid expenses	4,415	5,161
Other assets	(1,557)	(226)
Accounts payable	73	1,886
Accrued expenses	1,232	3,163
Accrued interest	22	1,598
Deferred revenue	361	640
Other long-term liabilities	(275)	(373)

Net cash provided by operating activities	9,506	15,241

Cash flows from investing activities:
Purchases of property, plant, and equipment	(514)	(525)
Proceeds from sale of assets and insurance	147	37

Net cash used in investing activities	(367)	(488)

Cash flows from financing activities:
Repayments under current portion of long-term debt	(4,600)	(11,249)

Net cash used in financing activities	(4,600)	(11,249)

Net increase in cash and cash equivalents	4,539	3,504
Cash and cash equivalents at beginning of period	19,212	8,753

Cash and cash equivalents at end of period	$23,751	$12,257

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands)

	Three months	Three months
	ended	ended
	April 1, 2012	March 27, 2011
Loss from continuing operations	$(13,376)	$(18,192)
Income tax (benefit) expense	(105)	34
(Gain) loss on derivative instruments (1)	(834)	379
Amortization of deferred financing costs	340	340
Interest expense	14,548	13,780
Depreciation and amortization	10,552	11,057
Goodwill impairment	216	—

Adjusted EBITDA from continuing operations	11,341	7,398
Non-cash compensation and other expense	816	1,142
Non-cash portion of post retirement benefits expense	(96)	(9)
Integration and reorganization costs	1,130	1,457
(Gain) loss on sale of assets	(2)	348

As Adjusted EBITDA	13,189	10,336
Net capital expenditures	(513)	(484)
Cash taxes	—	—
Interest paid	(14,489)	(12,158)

Levered Free Cash Flow	$(1,813)	$(2,306)

(1)	Non-cash loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted Revenues

(In thousands)

	Three months	Three months
	ended	ended
	April 1, 2012	March 27, 2011
Total revenues from continuing operations	$120,013	$119,818
Revenues from non-wholly owned subsidiary	(767)	(749)
Same reporting period basis adjustment	(2,256)	—

As Adjusted Revenues	$116,990	$119,069